U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    April 16, 2003

CRANE CO.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

1-1657	13-1952290
(Commission File Number)	(I.R.S. Employer Identification No.)

100 First Stamford Place, Stamford, CT.	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (203)363-7300

N/A

(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.    OTHER EVENTS

On April 16, 2003, the registrant entered into an Agreement and Plan of Merger, with Signal Technology Corporation (“Signal”), to purchase all of the issued and outstanding shares of Signal’s common stock at $13.25 per share net to the shareholder in cash, for total consideration (including the cash settlement of in-the-money options) of approximately $153 million, or approximately $135 million taking into account Signal’s net cash at December 31, 2002. Signal designs, manufactures and markets highly engineered state-of-the-art power management products and sophisticated electronic radio frequency components and subsystems for the defense, space and military communications markets. Signal had gross revenues of $87 million in 2002. The registrant plans to finance the cash tender offer with borrowings under its $300 Million Multi-Currency Credit Agreement dated as of November 18, 1998.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

(c)   Exhibits

99.1	Press Release of Crane Co. dated April 16, 2003.

99.2	Quarterly Financial Data Supplement for the quarter ended March 31, 2003.

ITEM 12.    RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On April 16, 2003, Crane Co. announced its results of operations for the quarter ended March 31, 2003. A copy of the related press release is being furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety. In addition, a copy of the Crane Co. Quarterly Financial Data Supplement for the quarter ended March 31, 2003 is being furnished as Exhibit 99.2 to this Form 8-K and is incorporated herein by reference in its entirety.

The information is furnished under Item 12 of this Current Report on Form 8-K, including Exhibit 99.1 and Exhibit 99.2, and is not deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CRANE CO.

/S/ GEORGE S. SCIMONE
Vice President and Chief Financial Officer

Date:  April 16, 2003

EXHIBIT INDEX

Exhibit Number

99.1	Press Release, dated April 16, 2003, issued by Crane Co.

99.2	Crane Co. Quarterly Financial Data Supplement for the quarter ended March 31, 2003.